AMENDED AND RESTATED SUBSERVICING AGREEMENT

          This Amended and Restated Subservicing Agreement (the “Agreement”), effective as of January 1, 2005, is executed by and between Long Beach Mortgage Company, a Delaware corporation (the “Company”), and Washington Mutual Bank, FA, a federal savings bank (the “Subservicer”).

R E C I T A L S

          A. The Company is a party to various agreements (individually, an “Outstanding Agreement” and collectively, the “Outstanding Agreements”) with respect to which the Company is servicing pools of mortgage loans for various investors.

          B. The Subservicer, among other things, is in the business of servicing pools of mortgage loans for its own portfolio and for various investors.

          C. Effective as of April 9, 2001, the Company entered into a Subservicing Agreement with the Subservicer (the “Subservicing Agreement”) pursuant to which the Subservicer agreed to perform the Company’s servicing duties as to certain of the Mortgage Loans under the Outstanding Agreements in effect on the Effective Date and to perform the same or similar duties pursuant to other agreements the Company may enter into subsequent to the Effective Date relating to the Company’s servicing obligations for pools of mortgage loans for investors (each subsequent agreement for which the Subservicer agrees to perform such services for the Company also shall be referred to as an “Outstanding Agreement” from and after the Transfer Date (as hereafter defined)).

          D. The Company and the Subservicer desire to amend and restate the Subservicing Agreement, as provided in this Agreement.

A G R E E M E N T

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

          Section 1.1 Definitions. In addition to any other defined terms contained in this Agreement, the following definitions of terms shall govern this Agreement, unless the context thereof specifically indicates a different meaning:

          Agreement: This agreement (including all Exhibits hereto) and all amendments hereof and supplements hereto between the Company and the Subservicer for the performance of the subservicing functions of the Company relating to certain of the

Mortgage Loans subject to the Outstanding Agreements in effect on the Effective Date and such other agreements for the subservicing of mortgage loans in effect from time to time thereafter.

          Ancillary Income: Ancillary income and/or additional servicing compensation, as defined or described in the Outstanding Agreements, to the extent payable to the Company thereunder, but excluding any prepayment fees.

          Business Day: Any day except a Saturday, Sunday or any other day on which federal savings banks in the State of California or the State of Washington generally are required or authorized by law or executive order to close.

          Commission: The United States Securities and Exchange Commission.

          Company: Long Beach Mortgage Company and its successors and assigns.

          Custodial Account: As defined in Section 2.5 hereof.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Effective Date: April 9, 2001, or such other date as the parties may mutually agree.

          Escrow Account: As defined in Section 2.6 hereof.

          Event of Default: As defined in Section 4.1 hereof.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Mortgage: The mortgage, mortgage deed, deed of trust, or other instrument creating a lien on or ownership interest in an estate in fee simple in real property securing a mortgage note.

          Mortgage Loan: An individual mortgage loan that is subject to the terms of an Outstanding Agreement and this Agreement, as such agreements may be amended or supplemented from time to time.

          Mortgage Loan Schedule: With respect to each Outstanding Agreement, the schedule of related Mortgage Loans attached thereto, as it may be amended or supplemented from time to time.

          Mortgaged Property: The property securing a mortgage note pursuant to the related Mortgage.

          Outstanding Agreements: As defined in the Recitals hereto.

          Owner: The person or persons under each Outstanding Agreement who are entitled to receive remittances from the Company either in their own capacity as beneficial owner or as the person designated under the Outstanding Agreement with respect to the related Mortgage Loans, and their successors and assigns.

          Regulation AB: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction: Any transaction involving either (a) a sale or other transfer of Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Servicer: As defined in Section 6.3(c).

          Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

          Servicing Fee: The per annum percentage of the outstanding principal balance of each Mortgage Loan payable monthly to the Company under each Outstanding Agreement.

          Servicing Standards: As described in the related Outstanding Agreement.

          Subcontractor: Any vendor, subcontractor or other person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Subservicer or a Sub-subservicer.

          Subservicer: Washington Mutual Bank, FA or its successors and assigns.

          Subservicer Information: As defined in Section 6.7(a).

          Subservicing Fee: With respect to each Mortgage Loan, the fee payable to the Subservicer as compensation for servicing and administering the Mortgage Loans in accordance with the terms of the Subservicing Fee Letter Agreement between the Company and the Subservicer, as it may be amended from time to time.

          Sub-subservicer: Any person that services Mortgage Loans on behalf of the Subservicer or any Sub-subservicer and is responsible for the performance (whether directly or through Sub-subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Subservicer under this Agreement or any Outstanding Agreement that are identified in Item 1122(d) of Regulation AB.

          Transfer Date: The date or dates on which the Subservicer commences subservicing Mortgage Loans pursuant to the terms of the related Outstanding Agreement entered into by the Company subsequent to the Effective Date, as more particularly described in Section 2.1 hereof.

          Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE II.
DUTIES AND COMPENSATION

          Section 2.1 Appointment of Subservicer. By execution and delivery of this Agreement, the Company does hereby contract with the Subservicer to carry out the duties and exercise the rights of the Company under the Outstanding Agreements in effect on the Effective Date with respect to the Mortgage Loans subject thereto, except as otherwise provided in Section 2.2, below. Upon the Company’s determination to engage the Subservicer to perform subservicing responsibilities with respect to any mortgage loans subject to a servicing Agreement entered into by the Company subsequent to the Effective Date, the Company shall notify the Subservicer in writing of its request to have Subservicer subservice all or a portion of such mortgage loans under the terms of this Agreement and shall provide such information regarding the mortgage loans, the Outstanding Agreement and the Owner, if any, as Subservicer shall reasonably request. Thereafter, the parties shall reasonably cooperate with each other regarding the appropriate Transfer Date for such Mortgage Loans to be subserviced by Subservicer under the terms of this Agreement. From and after any such Transfer Date, the Subservicer shall assume and shall perform the subservicing responsibilities for the Mortgage Loans in accordance with the terms of the related Outstanding Agreement and this Agreement.

          Section 2.2 [Reserved]

          Section 2.3 General Obligations. From and after the Effective Date and any Transfer Date, the Subservicer, as an independent contract subservicer, shall subservice the Mortgage Loans in accordance with the terms of the related Outstanding Agreements, which are incorporated herein by reference, including, without limitation, provisions relating to sub-servicing accounts and, to the extent consistent therewith, this Agreement. To the extent authorized herein and in any Outstanding Agreement, the Subservicer shall have full power and authority, acting alone, to do any and all things in connection with such subservicing that the Subservicer may deem necessary or desirable. Without limiting the generality of the foregoing, the Subservicer is hereby authorized and empowered to execute and deliver on behalf of the Company or on behalf of the Owner, all instruments of satisfaction, cancellation, partial or full release, or discharge and all other comparable instruments with respect to the Mortgage Loans and the Mortgaged Properties. Nothing contained herein shall be construed to impose any responsibility or liability on the Subservicer for any underwriting functions regarding any Mortgage Loan. If reasonably required by the Subservicer, the Company shall furnish and shall use diligent efforts, in accordance with and subject to the Outstanding Agreements, to cause any Owner to furnish the Subservicer with such limited powers of attorney and other documents necessary or appropriate to enable the Subservicer to carry out its subservicing and administrative duties under this Agreement. The Subservicer may request the consent of the Company to a course of action that the Subservicer proposes to take under this Agreement, notwithstanding that the Company’s consent is not required with respect thereto. Unless the Company gives written notice to the Subservicer that it objects to any recommended course of action within 10 business days of receipt of the Subservicer’s recommendation, the Company shall be deemed to have consented to such recommended course of action and the Subservicer may take the action recommended to the Company unless such action is not longer applicable. If the Company gives the Subservicer written objection to the Subservicer’s recommended course of action, (a) the Subservicer shall take such action as is recommended by the Company and (b) if the Company makes no recommendations, the Subservicer shall not take its recommended course of action.

          Section 2.4 Interest of Owners. The Company shall notify the Subservicer in writing of the identity of the Owners, account information, addresses, and interest in the Mortgage Loans and any change in such information. The Subservicer shall be entitled to conclusively rely on any such notice. Subservicer’s obligation to remit to an Owner in accordance with such amended Schedule of Owners shall arise ten (10) business days following any such written notice, or such shorter time period specified in the related Outstanding Agreement. Subservicer shall not be liable for any penalty imposed by any Owner for late reporting or remittances unless directly resulting from Subservicer’s failure to comply with this Agreement.

          Section 2.5 Custodial Account.

          (a) Subject to the terms of the related Outstanding Agreement and, to the extent not inconsistent therewith, this Agreement, the Subservicer shall segregate and hold payments of principal and interest on the Mortgage Loans separate and apart from any of its own funds and general assets in one or more Custodial Accounts (collectively, the “Custodial Account”), which may be interest bearing.

          (b) Subject to the terms of the related Outstanding Agreement and, to the extent not inconsistent therewith, this Agreement, Subservicer shall be entitled to (i) select the depository institution in which the Custodial Account is maintained, (ii) all benefits to be derived from the Custodial Account, including, but not limited to, interest earned, and (iii) retain for its own benefit and shall not deposit in the Custodial Account any Ancillary Income from the Mortgage Loans to which it is entitled.

          (c) Subservicer may, from time to time, withdraw funds from the Custodial Account in accordance with the related Outstanding Agreements and, to the extent not inconsistent therewith, this Agreement.

          Section 2.6 Escrow Account.

          (a) Subject to the terms of the related Outstanding Agreement and, to the extent not inconsistent therewith, this Agreement, Subservicer shall segregate and hold any escrow payments separate and apart from its own funds and general assets in one or more Escrow Accounts (collectively, the “Escrow Account”), which may be interest bearing. The Subservicer shall make withdrawals from the Escrow Account only in accordance with the related Outstanding Agreements and, to the extent not inconsistent therewith, this Agreement.

          (b) Subject to the terms of the related Outstanding Agreement and, to the extent not inconsistent therewith, this Agreement, Subservicer shall be entitled to (i) select the depository institution in which the Escrow Account is maintained, and (ii) all benefits to be derived from the Escrow Account, including, but not limited to, interest earned.

          (c) The Subservicer shall maintain records of and make escrow disbursements as required by the related Outstanding Agreements and, to the extent not inconsistent therewith, this Agreement.

          Section 2.7 Transfer of Accounts. Subject to the terms of the applicable Outstanding Agreement and, to the extent not inconsistent therewith, this Agreement, the Subservicer, with prior notice to the Company and the applicable Owner, may from time to time transfer the Custodial Account or the Escrow Account to a different depository institution.

          Section 2.8 Distributions and Payments.

          (a) Subservicer shall (i) remit payments on the Mortgage Loans, less any Ancillary Income due the Subservicer hereunder, to the applicable Owner in accordance with the terms of the related Outstanding Agreement and, to the extent not inconsistent therewith, this Agreement, and (ii) remit to the Company the Servicing Fee, if any, after deducting therefrom the Subservicing Fees. Each remittance to the Owner shall be made in accordance with the remittance instructions set forth in the written instructions delivered to the Subservicer by the Company. Each remittance to the Company shall be made in accordance with written instructions by the Company received from time to time from the Company. If there are any changes to the timing of remittances to the Owner(s), Subservicer shall be entitled to a mutually agreeable increase in the Subservicing Fee. If the parties cannot agree to the Subservicing Fee, Subservicer may terminate this Agreement in accordance with Section 4.5 hereof.

          (b) The Subservicer shall not be required to make any compensating interest payments required under any Outstanding Agreements when a loan is prepaid in full or in part prior to the end of the calendar month of such prepayments. If the Subservicer makes a compensating interest payment to the extent required by an Outstanding Agreement, the Company shall reimburse the Subservicer for the full amount of any such advance.

          (c) The Subservicer shall not be required to make any principal or interest or tax and insurance advances with respect to any Mortgage Loan required under any Outstanding Agreements. If Subservicer makes any such advance to the extent required by an Outstanding Agreement, the Company shall reimburse the Subservicer for the full amount of any such advance.

          Section 2.9 Subservicer Compensation and Expenses.

          (a) As compensation for its services hereunder, the Subservicer shall be entitled to the Subservicing Fee and all Ancillary Income. Subservicer may, in its sole discretion, (i) invoice the Company for such amounts, (ii) subject to the terms of the Outstanding Agreements, withdraw such amounts from funds to be deposited into the Custodial Account, or (iii) subject to the terms of the Outstanding Agreements, withdraw such amounts from other funds held for the Company by the Subservicer. The Company shall be required to pay to or reimburse the Subservicer for, all advances and other expenses incurred by Subservicer in connection with its subservicing activities hereunder unless otherwise specifically provided for herein. Subservicer shall have the right to adjust the Subservicing Fee (i) annually commencing with the first anniversary of the Effective Date, upon one hundred twenty (120) days advance written notice, without the consent of the Company, to reflect changes in market conditions and/or increased costs of servicing, and (ii) when and as required by the Office of Thrift Supervision or any other regulatory agency with supervisory authority over the Subservicer (“Regulatory Agency”). Any adjustment to the Subservicing Fee shall become automatically effective upon lapse of the one hundred twenty (120) days advance written notice without further action by the parties hereto or such earlier time as may be required by the Regulatory Agency.

          (b) Unless otherwise specified herein or in any Outstanding Agreement, whenever the Company is required hereunder to reimburse, pay expenses to, advance funds to, or otherwise make payment to Subservicer, the Company shall make such payment in accordance with the provisions of this Section 2.9. Subservicer may elect, in its sole discretion, to the extent not previously paid or reimbursed to the Subservicer, to net any such costs and expenses from the Servicing Fee or any other funds to which the Company is then entitled under the related Outstanding Agreement and then held by the Subservicer.

          (c) The Subservicer shall not be obligated to incur any costs or expenses relating to an audit or examination of the Company by any state or other regulatory agency with jurisdiction over the Company.

          (d) Subservicer shall be entitled to be paid or reimbursed for: (i) the expenses and costs incurred by Subservicer to convert the Mortgage Loans to the Subservicer’s servicing system; (ii) the expenses and costs incurred by the Subservicer to remove a Mortgage Loan from the Subservicer’s servicing system if there is (A) a termination of the Subservicer or a removal of a Mortgage Loan by the Company without cause under Section 4.5(b), (B) a termination of the Company or a removal of a Mortgage Loan by the Subservicer with cause under Section 4.5(c) or (C) a release of the servicing as to any Mortgage Loan under Section 4.5(d); and (iii) any miscellaneous costs or out-of-pocket expenses incurred by Subservicer pursuant to requests by the Company, or relating to the servicing of the Mortgage Loans (including but not limited to fees for property inspections, property preservation, attorney’s fees, shipping charges, etc.).

          Section 2.10 Notices; Further Assurances. The Company will promptly deliver to the Subservicer any notices or communications that it receives in connection with the Outstanding Agreements and prepare, execute and deliver, at the reasonable request of the Subservicer, any further documents necessary for the Subservicer to be able to discharge its duties as agent for the Company under the Outstanding Agreements.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

          Section 3.1 Representations and Warranties of the Company. The Company represents and warrants the following to the Subservicer, as of the Effective Date and any Transfer Date:

          (a) Due Incorporation. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) Qualification to do Business. The Company is qualified to do business in all jurisdictions in which a Mortgaged Property subject to an Outstanding Agreement and this Agreement is located and where such qualification is required.

          (c) Authority and Capacity. The Company has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. This Agreement (assuming the due authorization and execution of this Agreement by the Subservicer) constitutes a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors.

          (d) No Consents. No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required, under state or federal law prior to the execution, delivery and performance of, or compliance by the Company, with this Agreement or the consummation by the Company of any other transaction contemplated hereby.

          (e) No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Company or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is now a party or by which it is bound.

          (f) Compliance with Laws. There is no action, suit, proceeding or investigation pending, or to the Company’s knowledge, threatened against the Company before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated hereby or (iii) which might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement.

          (g) Performance. The Company can perform each and every covenant contained in this Agreement.

          (h) Licensing. The Company has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property subject to this Agreement is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Company by any such state, and, in any event, the Company is in compliance with the laws of any state to the extent necessary to ensure the enforceability of each Mortgage Loan subject to an Outstanding Agreement and the servicing of such Mortgage Loans in accordance with the terms of the Outstanding Agreements and this Agreement.

          (i) No Event of Default. No Event of Default has occurred and no event has occurred that, with the passage of time or the giving of notice or both, would constitute an Event of Default.

          (j) Consents. Each Owner whose consent is required, has consented to the appointment by the Company of the Subservicer as subservicer under the related Outstanding Agreement.

          (k) [Reserved].

          (l) Owner of Servicing Rights. The Company owns the full right to service the Mortgage Loans and has the right, power and authority to delegate its duties under the Outstanding Agreements to Subservicer.

          Section 3.2 Representations and Warranties of Subservicer. The Subservicer represents and warrants the following as of the Effective Date and any Transfer Date:

          (a) Due Incorporation. The Subservicer is duly organized, validly existing and in good standing under the laws of the United States of America.

          (b) Qualification to do Business. The Subservicer is qualified to do business in all jurisdictions in which a Mortgaged Property subject to an Outstanding Agreement and this Agreement is located and where such qualification is required.

          (c) Authority and Capacity. The Subservicer has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. This Agreement (assuming the due authorization and execution of this Agreement by the Company) constitutes a valid and legally binding agreement of the Subservicer enforceable in accordance with its terms, except as such enforceability may be limited by insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors of federal savings banks, the deposits of which are insured by the Federal Deposit Insurance Corporation.

          (d) No Consents. No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required, prior to the execution, delivery and performance of or compliance by the Subservicer with this Agreement or the consummation by the Subservicer of any other transaction contemplated hereby.

          (e) No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Subservicer or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Subservicer is now a party or by which it is bound.

          (f) Compliance with Laws. There is no action, suit, proceeding or investigation pending, or to the Subservicer’s knowledge, threatened against the Subservicer before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated hereby or (iii) which might materially and adversely affect the performance by the Subservicer of its obligations under, or the validity or enforceability of, this Agreement.

          (g) Performance. The Subservicer can perform each and every covenant contained in this Agreement.

          (h) Licensing. The Subservicer has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in each state in which a Mortgaged Property subject to this Agreement is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Subservicer by any such state, and, in any event, the Subservicer is in compliance with the laws of any state and the United States to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of the Outstanding Agreements and this Agreement.

          Section 3.3 Remedies for Breach. It is understood and agreed that the representations and warranties set forth in this Article III shall survive the execution and delivery of this Agreement. Subject to the terms of the Outstanding Agreements, upon discovery by either party hereto of a breach of the foregoing representations and warranties which materially and adversely affect the interests of the other party hereunder, the party discovering such breach shall give prompt written notice to the other. Unless a shorter cure period is specified in the related Outstanding Agreement, the breaching party shall use its best efforts to cure such breach in all material respects within 60 days of the earlier of either discovery of the breach or notice, unless such breach cannot be cured within such 60 day period, but the breaching party commences the cure within the 60 day period and diligently prosecutes the cure, but in no event shall the period extend beyond 90 days. In the event such breach is not cured within 60 days of the earlier of either discovery of the breach or notice (or such longer period as provided in the preceding sentence), such breach shall constitute an Event of Default.

ARTICLE IV.
DEFAULT

          Section 4.1 Events of Default.

          (a) As to the Company. It shall be an Event of Default under this Agreement as to the Company if none of the following are a direct result of any action or inaction by the Subservicer: (i) a breach of a warranty or representation of the Company is not cured in all material respects within the time period specified in Section 3.3, above; (ii) the Company shall take or omit to take any action if the result of taking or omitting to take such action constitutes a Default or an Event of Default under any Outstanding Agreement; or (iii) the Company shall fail to duly observe or perform, in any material respect, any other covenant, obligation or agreement contained in this Agreement, which failure continues unremedied for a period of 60 days, unless such breach cannot be cured within such 60 day period, but the Company commences the cure within the 60 day period and diligently prosecutes the cure, but in no event shall the period extend beyond 90 days.

          (b) As to the Subservicer. It shall be an Event of Default under this Agreement as to the Subservicer if none of the following are a direct result of any action or inaction by the Company: (i) a breach of a warranty or representation of the Subservicer is not cured in all material respects within the time period specified in Section 3.3, above; (ii) the Subservicer shall take or omit to take any action if the result of taking or omitting to take such action would constitute a Default or an Event of Default under any Outstanding Agreement if the Company had taken or omitted to take any such action under such Outstanding Agreement; (iii) the Subservicer shall fail to duly observe or perform, in any material respect, any other covenant, obligation or agreement contained in this Agreement, which failure continues unremedied for a period of 60 days, unless such breach cannot be cured within such 60 day period, but the Subservicer commences the cure within the 60 day period and diligently prosecutes the cure, but in no event shall the period extend beyond 90 days or (iv) as provided in Section 6.7(b) hereof.

          Section 4.2 Limitation on Liability of the Subservicer and Others. Neither the Subservicer nor any of the directors, officers, employees, or agents of the Subservicer shall be under any liability to the Company for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for good faith errors in judgment or for any action or inaction in accordance with the direction or consent of the Company, or any inaction resulting from the Company’s failure to agree regarding a request by the Subservicer for direction or consent in accordance with Section 2.3 hereof; provided, however, that this provision shall not protect the Subservicer or any such person against any breach of warranties or representations made herein or failure to perform its obligations in accordance with any standard of care set forth in the Outstanding Agreements and this Agreement (unless in accordance with the direction or consent of the Company), or any liability which would otherwise be imposed by reason of willful misfeasance or bad faith in the performance of duties. The Subservicer and any officer, employee or agent of the Subservicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any person respecting any matters arising hereunder. The Subservicer shall be under no obligation to appear in, prosecute, or defend any legal action which is not incidental to its duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Subservicer may, with the consent of the Company, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights, duties, and the interests of the parties hereto. The Subservicer shall be entitled to be reimbursed by the Company for the legal expenses and costs of such action and any liabilities for which the Company will be liable. In addition to the foregoing and not in limitation thereof:

          (a) Subservicer shall have no liability or obligation (i) for any representation or warranty or contractual obligation to any Owner, or (ii) for the servicing or subservicing of the Mortgage Loans prior to such Mortgage Loans becoming subject to this Agreement; and

          (b) Notwithstanding anything herein to the contrary, Subservicer shall not be construed to have made any representation, warranty or guarantee as to the payments under the Mortgage Loans.

          Section 4.3 Limitation on Liability of the Company and Others. Neither the Company nor any of the directors, officers, employees, or agents of the Company shall be under any liability to the Subservicer for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for good faith errors in judgment, or any inaction resulting from the Company’s failure to agree regarding a request by the Subservicer for direction or consent in accordance with Section 2.3 hereof; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein or failure to perform its obligations in accordance with any standard of care set forth in the Outstanding Agreements and this Agreement, or any liability which would otherwise be imposed by reason of willful misfeasance or bad faith in the performance of duties. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any person respecting any matters arising hereunder.

          Section 4.4 Indemnification.

          (a) Indemnification of Subservicer by Company. The Company shall indemnify, defend and hold harmless the Subservicer against all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses (collectively, “Losses”) that the Subservicer may sustain as a direct result of the failure of the Company to perform its duties hereunder or the breach of any representation or warranty of the Company; provided, however, that the Company shall not be obligated in respect of any Losses arising out of the failure of the Subservicer to perform its duties under and in accordance with any Outstanding Agreement or this Agreement or the Subservicer’s negligence, willful misfeasance or bad faith.

          (b) Indemnification of Company by Subservicer. The Subservicer shall indemnify and hold harmless the Company against all Losses that the Company may sustain as a direct result of the failure of the Subservicer to perform its duties hereunder or the breach of any representation or warranty of the Subservicer, except for Losses arising out of the Company’s negligence, willful misfeasance or bad faith or the failure to perform its duties hereunder or under the Outstanding Agreements, or the breach of any representation or warranty of the Company.

          (c) Procedures for Indemnification. The indemnified party shall notify the indemnifying party in writing promptly after the indemnified party receives notice of any claim or litigation for which the indemnified party may seek indemnity from the indemnifying party under this Section 4.4. The indemnified party shall permit the indemnifying party to assume the defense of any such claim or litigation. Counsel for the indemnifying party shall conduct the defense of such claim or litigation and shall be approved by the indemnified party, who shall not unreasonably withhold or delay its approval. The indemnified party may participate in such defense at the indemnified party’s own expense. The indemnified party’s failure to give notice as required by this Section 4.4(c) shall not relieve the indemnifying party of its obligation to indemnify the indemnified party under this Section, except to the extent that such failure impairs the indemnifying party’s ability to defend against such claim or litigation. If the indemnifying party does not assume the defense of such claim or litigation within 60 days after the indemnifying party receives written notice of such claim or litigation from the indemnified party, the indemnified party may retain its own counsel to conduct the defense of any such claim or litigation. If the indemnified party retains its own counsel as a result of such failure, the indemnifying party shall reimburse the indemnified party for expenses incurred by the indemnified party in the defense of such claim or litigation. The indemnifying party shall not be liable for amounts paid in settlement of any such claim or litigation unless the indemnifying party consents in writing to such settlement (which consent shall not be unreasonably withheld or delayed). The indemnifying party, in the defense of any such claim or litigation, shall not, except with the consent of the indemnified party, consent to entry of any judgment, or enter into any settlement, that does not unconditionally release the indemnified party from all liability and costs with respect to such claim or litigation.

          Section 4.5 Resignation; Termination of Agreement.

          (a) This Agreement shall terminate as to all or a portion of the Mortgage Loans upon the earliest to occur of (i) mutual consent of the Subservicer and the Company in writing; (ii) termination by the Company or the Subservicer pursuant to subsections (b) or (c) hereof or (iii) notice from any party to any Outstanding Agreement entitled to reject this Agreement as to the Mortgage Loans subject to the related Outstanding Agreement. The termination of this Agreement shall in no event relieve the parties of any obligation or liability under this Agreement incurred hereunder prior thereto. “With cause,” as used herein, shall mean solely an Event of Default by the other party.

          (b) The Company may, at its sole option, terminate this Agreement as to all or a portion of the Mortgage Loans with or without cause, upon 90 days prior written notice. Mortgage Loans removed from this Agreement at the Company’s instructions shall be considered to be terminated without cause. Any such notice of termination shall be in writing and delivered to the Subservicer by certified mail as provided in Section 7.2 of this Agreement. If the Company terminates without cause, the Company shall pay to or reimburse the Subservicer for its expenses and costs referred to in Section 2.9, above. If the Company terminates with cause, the Subservicer shall not receive any reimbursement of expenses or costs. All expenses and costs of any termination without cause shall be at the Company’s expense, as provided in Section 2.9, above.

          (c) Subservicer may, at its sole option, resign (including, without limitation, any resignation required by applicable law or any Regulatory Agency) and terminate this Agreement as to all or a portion of the Mortgage Loans, with or without cause, upon 90 days prior written notice. For purposes of the foregoing, “with cause” shall mean an Event of Default by the Company that remains uncured. Any such notice of resignation and termination shall be in writing and delivered to the Company by certified mail as provided in Section 7.2 of this Agreement. If the Subservicer resigns and terminates this Agreement with cause, the Company shall pay to or reimburse the Subservicer for its expenses and costs of termination referred to in Section 2.9, above. If the Subservicer resigns and terminates this Agreement without cause, Subservicer shall pay all its own expenses and costs of termination.

          (d) If an Owner instructs the Company to release the servicing of any Mortgage Loan, the Company shall immediately so notify the Subservicer and Subservicer shall use its best efforts to comply with the Owner’s instructions; provided, however, if the Company instructs Subservicer in writing not to comply with such instruction, in whole or in part, Subservicer shall use its best efforts to comply with the Company’s instructions. Upon any such release of the servicing that is not based on a Subservicer Event of Default, the Company shall pay to or reimburse the Subservicer for its expenses and costs referred to in Section 2.9, above.

          (e) If the Subservicer’s duties, responsibilities, and liabilities under this Agreement shall be terminated pursuant to the aforementioned Subsections, the Subservicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. Any termination of this Agreement shall not affect any claims that either party hereto may have against the other party hereto arising prior to any such termination.

          (f) The Subservicer shall deliver to the Company the funds in the Custodial Account and the Escrow Account, less any amounts then due the Subservicer, so long as it is consistent with the terms of the related Outstanding Agreement(s), and such documents and records held hereunder as are necessary and customary. Subservicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the Company all such rights, powers, duties, responsibilities, obligations, and liabilities of the Subservicer.

          (g) Notwithstanding the foregoing, however, the Subservicer may not resign and terminate this Agreement, with or without cause, and cease subservicing the Mortgage Loans unless and until a subservicer meeting the requirements (if any) for a subservicer under each Outstanding Agreement is appointed and commences subservicing the Mortgage Loans subject to such resignation and termination.

ARTICLE V.
CONDITIONS OF CLOSING

          Section 5.1 Conditions of the Subservicer. The obligations of the Subservicer to assume the duties of the Company under the Outstanding Agreements and this Agreement shall be subject to the satisfaction of the following conditions on or prior to the Effective Date and any Transfer Date:

          (a) The Company shall have executed and delivered, with a copy to the Subservicer, to each Owner a Notice of Appointment of Subservicer, substantially in the form of Exhibit A attached hereto.

          (b) The Company shall have authorized the Subservicer to make deposits to and withdrawals from each Custodial Account and Escrow Account.

          (c) The representations of the Company set forth in Section 3.1 shall be true, correct and complete in all material respects.

          Section 5.2 Conditions of the Company. The obligations of the Company to delegate the duties of the Company under the Outstanding Agreements and this Agreement shall be subject to the satisfaction of the following conditions as of the Effective Date: The representations of the Subservicer set forth in Section 3.2 shall be true, correct and complete in all material respects.

ARTICLE VI.
COMPLIANCE WITH REGULATION AB

          Section 6.1 Intent of the Parties; Reasonableness. (a) The Company and the Subservicer acknowledge and agree that the purpose of this Article VI is to facilitate compliance by the Company and Owners and Depositors with the provisions of

Regulation AB and related rules and regulations of the Commission with respect to any Securitization Transaction subject to Regulation AB. In addition, although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act and closed after December 31, 2005, the Subservicer acknowledges that investors in privately offered securities may require that the Company, an Owner or a Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          (b) None of the Company or any Owner or Depositor shall exercise its right, if any, to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Subservicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Company in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Subservicer shall cooperate fully with the Company to deliver to the Company (including any of its assignees or designees), the applicable Owner and the applicable Depositor any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Company, the Owner or the Depositor to permit the Company, the Owner or the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Subservicer, any Sub-subservicer or the servicing of the Mortgage Loans, reasonably believed by the Company, the Owner or any Depositor to be necessary in order to effect such compliance.

          (c) The Company (including any of its assignees or designees) shall cooperate with the Subservicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Company’s reasonable judgment, to comply with Regulation AB.

          (d) If the related Outstanding Agreement requires delivery by or on behalf of the Company or the Subservicer of information, reports, certifications, accountants’ letters or other material that is different from or in addition to the information, reports, certifications, accountants’ letters or other material required to be delivered pursuant to this Article VI, the Subservicer shall deliver or cause to be delivered such information, reports, certifications, accountants’ letters or other material as required by the related Outstanding Agreement and to the persons specified in the related Outstanding Agreement.

          Section 6.2 Additional Representations and Warranties of the Subservicer.

          (a) With respect to any Securitization Transaction, the Subservicer shall be deemed to represent to the Company as of the date on which information is first provided to the Company or the applicable Owner or applicable Depositor under Section 6.3 that, except as disclosed in writing to the Company, the Owner or the Depositor prior to such date: (i) the Subservicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Subservicer; (ii) the Subservicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Subservicer as servicer has been disclosed or reported by the Subservicer; (iv) no material changes to the Subservicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Outstanding Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Subservicer’s financial condition that could have a material adverse effect on the performance by the Subservicer of its servicing obligations under this Agreement or any Outstanding Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Subservicer or any Sub-subservicer; and (vii) there are no affiliations, relationships or transactions relating to the Subservicer or any Sub-subservicer with respect to any Securitization Transaction and any party thereto identified by the Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Company, on any date following the date on which information with respect to any Securitization Transaction subject to Regulation AB is first provided to the Company, the applicable Owner or the applicable Depositor under Section 6.3, the Subservicer shall, within five Business Days following such request (or such other period as specified in the related Outstanding Agreement), confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Section 6.3 Information to Be Provided by the Subservicer. In connection with any Securitization Transaction subject to Regulation AB, the Subservicer shall (i) within five Business Days following a request by the Company (or such other period as specified in the related Outstanding Agreement), provide to the Company, the applicable Owner and the applicable Depositor (or cause each Sub-subservicer to provide), in writing and in form and substance reasonably satisfactory to the Company, the Owner and the Depositor, the information and materials specified in paragraphs (a), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Subservicer, provide to the Company, the Owner and the Depositor (in writing and in form and substance reasonably satisfactory to the Company, the Owner and the Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Company with respect to any Securitization Transaction subject to Regulation AB, the Subservicer shall provide such information regarding the Subservicer and each Sub-subservicer as is requested for the purpose of compliance with Items 1103(a)(1), 1117 and 1119 of Regulation AB by the Company, the Owner or the Depositor with respect to such Securitization Transaction. Such information shall include, at a minimum:

(i) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Subservicer and each Sub-subservicer; and

   (ii) a description of any affiliation or relationship between the Subservicer, each Sub-subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Subservicer by the Company or any Depositor in writing not less than five Business Days in advance of such Securitization Transaction (or such other period as set forth in the related Outstanding Agreement):

(A) the sponsor;
(B) the depositor;
(C) the issuing entity;
(D) any servicer;
(E) any trustee;
(F) any originator;
(G) any significant obligor;
(H) any enhancement or support provider; and
(I) any other material transaction party.

          (b) [Reserved]

          (c) If so requested by the Company with respect to any Securitization Transaction subject to Regulation AB, the Subservicer shall provide such information regarding the Subservicer, as servicer of the Mortgage Loans, and each Sub-subservicer (each of the Subservicer and each Sub-subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB by the Company, the Owner or the Depositor. Such information shall include, at a minimum:

(i) the Servicer’s form of organization;

   (ii) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Outstanding Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Company, the Owner or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

    (A) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(B) the extent of outsourcing the Servicer utilizes;

    (C) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

    (D) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(E) such other information as the Company may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB by the Company, the Owner or any Depositor;

   (iii) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Outstanding Agreements for mortgage loans of a type similar to the Mortgage Loans;

   (iv) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Subservicer of its servicing obligations under this Agreement or any Outstanding Agreement;

   (v) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related

Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(vi) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

   (vii) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

   (viii) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

          (d) If so requested by the Company for the purpose of satisfying the reporting obligation of the Company, the Owner or the Depositor under the Exchange Act with respect to any class of asset-backed securities, the Subservicer shall (or shall cause each Sub-subservicer to) (i) notify the Company, the Owner and the Depositor in writing of (A) any material litigation or governmental proceedings pending against the Subservicer or any Sub-subservicer, and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Subservicer or any Sub-subservicer and any of the parties specified in clause (ii) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Company, the Owner and the Depositor a description of such proceedings, affiliations or relationships.

          (e) As a condition to the succession to the Subservicer or any Sub-subservicer as servicer or subservicer under this Agreement or any Outstanding Agreement by any person (i) into which the Subservicer or such Sub-subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Subservicer or any Sub-subservicer, the Subservicer shall provide to the Company, the Owner and the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment (or such other date as specified in the related Outstanding Agreement), (x) written notice to the Company, the Owner and the Depositor of such succession or appointment, and (y) in writing and in form and substance reasonably satisfactory to the Company, the Owner and the Depositor, all information reasonably requested by the Company in order for the Company, the Owner and the Depositor to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

          (f) In addition to such information as the Subservicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Company, the Subservicer shall provide such information that is available to the Subservicer without unreasonable effort or expense regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement or the related Outstanding Agreement, commencing with the first such report due not less than ten Business Days following such request (or other date as specified in the related Outstanding Agreement).

          Section 6.4 Servicer Compliance Statement. On or before March 10 (or such other date as specified in the related Outstanding Agreement) of each calendar year, commencing in 2007, the Subservicer shall, with respect to any Securitization Transaction and Whole Loan Transfer (if required by the applicable Outstanding Agreement), deliver to the Company and, with respect to Securitization Transactions subject to Regulation AB, the applicable Owner and the applicable Depositor, a statement of compliance addressed to the Company and, as applicable, the Owner and the Depositor and signed by an authorized officer of the Subservicer, to the effect that (i) a review of the Subservicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and the applicable Outstanding Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Subservicer has fulfilled all of its obligations under this Agreement and the applicable Outstanding Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

          Section 6.5 Report on Assessment of Compliance and Attestation.

          (a) On or before March 10 (or such other date as specified in the related Outstanding Agreement) of each calendar year, the Subservicer shall:

(i) with respect to Securitization Transactions subject to Regulation AB:

   (A) deliver to the Company, the applicable Owner and applicable Depositor, a report (in form and substance reasonably satisfactory to the Company, the Owner and the Depositor) regarding the Subservicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Company, the Owner and such Depositor and signed by an authorized officer of the Subservicer, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Company on the date hereof with respect to each Outstanding Agreement, except if a certification is delivered concurrently with the execution of a new Outstanding Agreement, such report shall address the Servicing Criteria specified in such certification;

   (B) deliver to the Company, the applicable Owner and applicable Depositor a report of a registered public accounting firm reasonably acceptable to the Company, the Owner and such Depositor that attests to, and reports on, the assessment of compliance made by the Subservicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

   (C) cause each Sub-subservicer, and each Subcontractor determined by the Subservicer pursuant to Section 6.6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Company, the Owner and the Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

   (D) if requested by the Company not later than March 10 (or such other date as specified in the related Outstanding Agreement) of the calendar year in which such certification is to be delivered, deliver to the Company, the Owner, the Depositor and any other person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit C.

The Subservicer acknowledges that the parties identified in clause (a)(i)(D) above may rely on the certification provided by the Subservicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. The Subservicer will not be required to deliver a certification under clause (a)(i)(D) above unless the Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

              (ii) with respect to Securitization Transactions not subject to Regulation AB, and to any Whole Loan Transfer, as applicable:

   (A) deliver to the Company a report (in form and substance reasonably satisfactory to the Company) regarding the Subservicer’s assessment of servicing during the immediately preceding calendar year. Such report shall be addressed to the Company and signed by an authorized officer of the Subservicer;

   (B) deliver to the Company a report of a registered public accounting firm reasonably acceptable to the Company, that attests to, and reports on, the assessment of compliance made by the Subservicer and delivered pursuant to the preceding paragraph;

   (C) if requested by the Company not later than March 10 of the calendar year in which such certification is to be delivered, deliver to the Company with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit C.

          (b) Each assessment of compliance provided by a Sub-subservicer pursuant to Section 6.5(a)(i)(A) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Company on the date hereof with respect to each Outstanding Agreement (except if a certification is delivered concurrently with the execution of a new Outstanding Agreement, such assessment of compliance shall address the Servicing Criteria specified in such certification) or, in the case of a Sub-subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 6.5(a)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Subservicer pursuant to Section 6.6.

          Section 6.6 Use of Sub-subservicers and Subcontractors. The Subservicer shall not hire or otherwise utilize the services of any Sub-subservicer to fulfill any of the obligations of the Subservicer as servicer under this Agreement or any Outstanding Agreement unless the Subservicer complies with the provisions of paragraph (a) of this Section. The Subservicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Sub-subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Subservicer as servicer under this Agreement or any Outstanding Agreement unless the Subservicer complies with the provisions of paragraph (b) of this Section.

          (a) It shall not be necessary for the Subservicer to seek the consent of the Company, any Owner or any Depositor for the utilization of any Sub-subservicer. The Subservicer shall cause any Sub-subservicer used by the Subservicer (or by any Sub-

subservicer) for the benefit of the Company, any Owner and any Depositor to comply with the provisions of this Section and with Sections 6.2, 6.3(c) and (e), 6.4, 6.5 and 6.7 of this Agreement to the same extent as if such Sub-subservicer were the Subservicer, and to provide the information required with respect to such Sub-subservicer under Section 6.3(d) of this Agreement. The Subservicer shall be responsible for obtaining from each Sub-subservicer and delivering to the Company, the Owner and the Depositor any servicer compliance statement required to be delivered by such Sub-subservicer under Section 6.4, any assessment of compliance and attestation required to be delivered by such Sub-subservicer under Section 6.5 and any certification required to be delivered to the person that will be responsible for signing the Sarbanes Certification under Section 6.5 as and when required to be delivered.

          (b) It shall not be necessary for the Subservicer to seek the consent of the Company, any Owner or any Depositor for the utilization of any Subcontractor. The Subservicer shall promptly upon request provide to the Company, the Owner and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Company, the Owner and such Depositor) of the role and function of each Subcontractor utilized by the Subservicer or any Sub-subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

          As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Subservicer shall cause any such Subcontractor used by the Subservicer (or by any Sub-subservicer) for the benefit of the Company, any Owner and any Depositor to comply with the provisions of Sections 6.5 and 6.7 of this Agreement to the same extent as if such Subcontractor were the Subservicer. The Subservicer shall be responsible for obtaining from each Subcontractor and delivering to the Company, the Owner and the Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 6.5, in each case as and when required to be delivered.

          Section 6.7 Indemnification; Remedies.

          (a) The Subservicer shall indemnify the Company, each affiliate of the Company and the present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

    (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided in written or electronic form under this Article VI by or on behalf of the Subservicer, or provided under this Article VI by or on behalf of any Sub-subservicer or Subcontractor (collectively, the “Subservicer Information”), or (B) the omission or alleged omission to state in the Subservicer Information a material fact required to be stated in the Subservicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Subservicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Subservicer Information or any portion thereof is presented together with or separately from such other information;

    (ii) any failure by the Subservicer, any Sub-subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article VI, including any failure by the Subservicer to identify pursuant to Section 6.6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

    (iii) any breach by the Subservicer of a representation or warranty set forth in Section 6.2(a) or in a writing furnished pursuant to Section 6.2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Subservicer of a representation or warranty in a writing furnished pursuant to Section 6.2(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii) of this Section, the Subservicer shall promptly reimburse the Company for all costs reasonably incurred by it in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Subservicer, any Sub-subservicer or any Subcontractor.

(b)   (i) Any failure by the Subservicer, any Sub-subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article VI, or any breach by the Subservicer of a representation or warranty set forth in Section 6.2(a) or in a writing furnished pursuant to Section 6.2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Subservicer of a representation or warranty in a writing furnished pursuant to Section 6.2(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Subservicer under this Agreement and any applicable Outstanding Agreement, and shall entitle the Company in its sole discretion to terminate the rights and obligations of the Subservicer as servicer under this Agreement and/or any applicable Outstanding Agreement without payment (notwithstanding anything in this Agreement or any applicable Outstanding Agreement to the contrary) of any compensation to the Subservicer; provided that to the extent that any provision of this Agreement and/or any applicable Outstanding Agreement expressly provides for the survival of certain rights or obligations following termination of the Subservicer as servicer, such provision shall be given effect.

      (ii) Any failure by the Subservicer, any Sub-subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 6.4 or 6.5, and (except as provided below) any failure by the Subservicer to identify pursuant to Section 6.6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered, shall constitute an Event of Default with respect to the Subservicer under this Agreement and any applicable Outstanding Agreement, and shall entitle the Company in its sole discretion to terminate the rights and obligations of the Subservicer as servicer under this Agreement and/or any applicable Outstanding Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Subservicer; provided that to the extent that any provision of this Agreement and/or any applicable Outstanding Agreement expressly provides for the survival of certain rights or obligations following termination of the Subservicer as servicer, such provision shall be given effect.

      The Company shall not be entitled to terminate the rights and obligations of the Subservicer pursuant to this subparagraph (b)(ii) if a failure of the Subservicer to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

      (iii) The Subservicer shall promptly reimburse the Company (or any designee of the Company, such as a master servicer) for all reasonable expenses incurred by the Company (or such designee), as such are incurred, in connection with the termination of the Subservicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company may have under other provisions of this Agreement and/or any applicable Outstanding Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

ARTICLE VII.
MISCELLANEOUS

          Section 7.1 Survival of Representations, Warranties and Indemnifications. Each party hereto covenants and agrees that the representations, warranties, covenants and indemnifications in this Agreement shall survive the Effective Date and any Transfer Date.

          Section 7.2 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested, postage prepaid, overnight delivery service or facsimile:

If to Company, to:	Long Beach Mortgage Company 1400 South Douglass Road, Suite 100 Anaheim, California 92868 Attention: Master Servicing Oversight Facsimile: (714) 937-7882

If to the Subservicer, to:	Washington Mutual Bank, FA 9401 Oakdale Avenue (Mail Stop N080108) Chatsworth, California 91311 Attention: Vice President, Investor Reporting Facsimile: (818) 775-2819

Any party may change its address or the addressee by notice to the other party in the manner provided in this Section.

          Section 7.3 Broker’s Fees. Each party warrants and represents to the other that it has not had any dealings or negotiations in connection with the transaction contemplated by this Agreement with any brokers or finders.

          Section 7.4 No Partnership. Nothing contained in this Agreement shall be deemed or construed to create a co-partnership or joint venture between the parties hereto, and the services of the Subservicer shall be rendered as an agent for the Company.

          Section 7.5 Waivers. Either Subservicer or the Company may, by written notice to the other:

          (a) Extend the time for the performance of any of the obligations or other transactions of the other party; or

          (b) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other party hereunder.

The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

          Section 7.6 Amendment. This Agreement may be amended only in writing signed by the Company and the Subservicer.

          Section 7.7 Successors and Assigns; No Third Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

          Section 7.8 Assignment. Neither party may assign or subcontract any part of this Agreement or any interest therein, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

          Section 7.9 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

          (f) The term “include” or “including” shall mean without limitation by reason of enumeration; and

          (g) All captions or headings for the Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement are for reference purposes only and shall not be deemed to limit the scope or affect the interpretation of any such Article, Section, Subsection, Paragraph or other subdivision of this Agreement or to otherwise have any substantive effect.

          Section 7.10 Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws principles, unless preempted by federal law.

          Section 7.11 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

          Section 7.12 Audit. Each party shall have the right, upon reasonable advance notice, to audit the books and records of the other party relating to this Agreement. Any such audit shall be conducted during normal business hours. The right to audit shall include the right to make copies of any documents.

          Section 7.13 Compliance with Affiliated Company Transaction Requirements. The Company and the Subservicer are wholly owned subsidiaries of Washington Mutual, Inc. Each party agrees that the terms and conditions under which the Subservicer will provide services to the Company pursuant to this Agreement, and the fees that the Company will pay therefor, shall be determined pursuant to, and shall be consistent and in compliance with, Subservicer’s Policy on Transactions With Affiliates and Other Related Companies in effect from time to time.

          Section 7.14 Disaster Contingency Plan. The Company agrees to reasonably cooperate with Subservicer, and to release to Subservicer such information as Subservicer requires to enable Subservicer to develop and maintain a disaster contingency plan that will work in concert with the Company’s disaster contingency plan.

          Section 7.15 Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed to be an original, and such counterparts taken together shall constitute one and the same instrument.

          Section 7.16 Confidentiality Provision. From time-to-time Subservicer may be provided non-public personal, confidential or proprietary information of, about or relating to the Company, its parent, subsidiaries or affiliates, their respective customers, or individuals who may become customers of any such entity (collectively, “Confidential Information”). All Confidential Information shall be held in confidence by Subservicer to the same extent and in at least the same manner Subservicer protects Subservicer’s own non-public, confidential or proprietary information. Subservicer shall not disclose, publish, release, transfer or otherwise make available Confidential Information in any form to, or for the use or benefit of, any person or entity without the Company’s consent. However, Subservicer shall be permitted to disclose relevant aspects of the Confidential Information to Subservicer’s employees, agents and subcontractors and others, but only to the extent that such disclosure is reasonably necessary for the performance of Subservicer’s duties and obligations under this Agreement and such disclosure is not prohibited by Subtitle A of Title V of the Gramm-Leach-Bliley Act (codified at 15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law; provided, however, Subservicer shall take all reasonable measures to ensure that the Confidential Information is not disclosed, published, released, transferred, duplicated or otherwise made available to others in contravention of the provisions of this Agreement or applicable law. The obligations under this section shall not restrict Subservicer’s disclosure required by any applicable law, or by order of any court or government agency (provided that Subservicer shall give prompt notice to the Company of such order) and shall not apply with respect to information that is (1) developed by Subservicer without violating the provisions of this Agreement, (2) or becomes publicly known (other than through unauthorized disclosure), (3) disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) already known by the Subservicer without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the date of this Agreement between the Company and Subservicer or (5) rightfully received by Subservicer free of any obligation of confidentiality. If the GLB Act, the regulations promulgated thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this paragraph.

          Section 7.17 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the discharge of the Company’s duties under the Outstanding Agreements and supersedes all prior and contemporaneous agreements with respect thereto.

[Signatures are on the next page]

          IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers.

LONG BEACH MORTGAGE COMPANY		WASHINGTON MUTUAL BANK, FA

By:	/s/ Keith Johnson	By:	/s/ Robert J. Williams

Name:	Keith Johnson	Name:	Robert J. Williams
Title:	President	Title:	Treasurer

EXHIBIT A

FORM OF APPOINTMENT OF SUBSERVICER

Washington Mutual Bank, FA
9401 Oakdale Avenue
Chatsworth, CA 91311
Attention: Loan Servicing Site Manager

          Reference is hereby made to the Amended and Restated Subservicing Agreement (the “Agreement”), effective as of January 1, 2005, by and between Long Beach Mortgage Company, a Delaware corporation (the “Company”), and Washington Mutual Bank, FA, a federal savings bank (the “Subservicer”). Capitalized terms used herein without definition have the meaning given to them in the Agreement.

          The Company hereby requests the Subservicer to commence subservicing of all of the mortgage loans transferred by the Company to ____________________, a _______________________________ (“Purchaser”) pursuant to that certain Mortgage Loan Purchase and Sale Agreement, dated ________________, by and between the Company and Purchaser, and the Term Sheet, dated _________________________________, between the Company and Purchaser. Such subservicing shall be in accordance with the terms of the Agreement and subject to that certain Servicing Agreement, dated as of __________________, between the Company and Purchaser.

Dated: __________________

LONG BEACH MORTGAGE COMPANY

By:

Name:

Title:

A- 1

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

          The assessment of compliance to be delivered by [the Subservicer] [Name of Sub-subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

	Servicing Criteria	Applicable Servicing Criteria

Reference	Criteria

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration

1122(d)(2)(i)

Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.

1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

	Servicing Criteria	Applicable Servicing Criteria

Reference	Criteria

Investor Remittances and Reporting

1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)

Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

	Servicing Criteria	Applicable Servicing Criteria

Reference	Criteria

1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF SUBSERVICER] [NAME OF SUB-SUBSERVICER]

Date:

By:

Name:

Title:

EXHIBIT C

FORM OF ANNUAL CERTIFICATION

I, ____________________, a duly elected and acting officer of Washington Mutual Bank, FA (the “Servicer”) hereby certify as follows:

Reference is hereby made to the Amended and Restated Subservicing Agreement effective as of January 1, 2005 (the “Servicing Agreement”) by and between the Servicer and Long Beach Mortgage Company. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Servicing Agreement.

1.          I am an authorized officer of the Servicer. I understand that one or more mortgage loans were subject to the Servicing Agreement during some part or all of the calendar year immediately preceding the date of the Officer’s Certificate (the “Relevant Year”) and were included in one or more mortgage-backed securitization trusts subject to Regulation AB (each, a “Mortgage Loan”).

2.          For purposes of this certificate, “Relevant Information” means, with respect to each securitization trust (each, a “Trust”) in which a Mortgage Loan was included, the information in the certificate provided pursuant to Section 229.1123 of Regulation AB (the “Annual Compliance Certificate”) for the Relevant Year and the information in all servicing reports provided by the Servicer with respect to that Trust during the Relevant Year.  Based on my knowledge, the Relevant Information, taken as a whole, is correct and complete.

3.          I am responsible for reviewing the activities performed by the Servicer, as servicer under the Servicing Agreement during the Relevant Year. Based upon the review required by the Servicing Agreement and except as disclosed in the Annual Compliance Certificate or the accountants’ statement provided by the Servicer pursuant to Section 229.1122 of Regulation AB, to the best of my knowledge, the Servicer has fulfilled its obligations under the Servicing Agreement throughout the Relevant Year.

DATED as of _____________, 200____.

By:

Name:

Title:

C- 1